Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS
SAN DIEGO, Calif. —November 6, 2006 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the third quarter ended September 30, 2006.
Highlights:
•	Quarterly total revenues increased 56.1% to $64.5 million from $41.3 million in the third quarter 2005

•	Quarterly funds from operations (FFO) per diluted share increased 30.6% to $0.47 per share versus the third quarter 2005

•	Total assets increased 60.8% to $2.1 billion from September 30, 2005

•	Acquisition of approximately $312.3 million of office and laboratory space, representing 1.8 million square feet, including the Pacific Research Center in Newark, California for approximately $214.0 million

•	Closed a $147 million ten-year, fixed-rate mortgage loan from KeyBank National Association secured by our Shady Grove Road property in Maryland and repaid the related $150 million secured bridge loan

•	Issuance of $175 million of 4.50% exchangeable senior notes due 2026

•	Issuance of 8.0 million shares of common stock, raising $229.8 million in gross proceeds
“We are again proud of another strong quarter for the company. As we continue on our mission of being the leading provider of real estate to the life science industry, we are very excited by our recent acquisitions, including the Pacific Research Center in the San Francisco Bay area,” commented Alan Gold, President and Chief Executive Officer of BioMed Realty Trust.
Third Quarter 2006 Financial Results
Total revenues for the quarter increased to $64.5 million from $41.3 million in the third quarter of 2005, due primarily to the increase in assets related to the company’s acquisitions. Net income for the quarter was $10.8 million, or $0.18 per diluted share, compared to $5.2 million, or $0.11 per diluted share, in the third quarter of 2005.
FFO during the quarter increased to $30.0 million from $17.7 million in the comparable period in 2005. FFO per diluted share increased to $0.47 for the third quarter of 2006 versus $0.36 in the third quarter of 2005.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and a definition of FFO are included at the end of this release.
Financing Activity
On August 21, 2006, the company completed a follow-on common stock offering of 8.0 million shares at $28.75 per share, resulting in gross proceeds of $229.8 million.
On August 23, 2006, the company closed a $147 million loan secured by the company’s Shady Grove Road property in Rockville, Maryland. This loan bears interest at 5.97% per annum and matures in 2016. The company used the proceeds from this loan and borrowings under its revolving credit facility to repay the $150 million bridge loan secured by the same property.
On September 25, 2006, the company issued $175 million aggregate principal amount of exchangeable senior notes due 2026, which bear interest at 4.50% per annum and may be exchangeable under certain circumstances for cash or a combination of cash and the company’s common stock.
As of September 30, 2006, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $376.1 million, excluding $13.3 million of debt premium, and a weighted-average interest rate of 6.3% at quarter-end; a $250 million secured term loan, for which the company, through an interest rate swap, has fixed the interest rate at 6.4% until the loan matures on May 30, 2010; and $175 million aggregate principal amount of 4.50% exchangeable senior notes due 2026. There were no outstanding borrowings under the company’s $500 million unsecured revolving credit facility at quarter-end. The company’s debt to total market capitalization ratio was 28.2% at September 30, 2006.

“In addition to our exciting investment initiatives, we executed several capital raising transactions that have enabled us to maintain our conservative capital structure to support our continued growth,” said Kent Griffin, Chief Financial Officer of BioMed Realty Trust.
Portfolio Update
During the third quarter, the company acquired five properties, including:
•	3200 Walnut Street — a four-building 149,984 square foot office and laboratory facility in Boulder, Colorado

•	Pacific Research Center — a 1,432,324 square foot campus, and undeveloped land that management estimates can support the development of up to approximately 400,000 rentable square feet of space, located at 7777 Gateway Boulevard in Newark, California

•	2-30 Spring Mill Drive — a 76,389 square foot office and laboratory facility in Malvern, Pennsylvania

•	2600 and 2620 Trade Centre Avenue — a two-building 78,023 square foot office and laboratory facility in Longmont, Colorado

•	3545-3575 John Hopkins Court — a 69,946 square foot office and laboratory facility in San Diego, California
As of September 30, 2006, our 7.7 million square foot portfolio was 92.4% leased, with 392,000 square feet, or 67.1% of the unleased square footage, under redevelopment. The company also owns undeveloped land that management estimates can support up to 1.7 million rentable square feet of laboratory and office space.
Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a third quarter 2006 dividend of $0.29 per share of common stock, payable to stockholders of record at the close of business on September 29, 2006. The dividend was paid on October 16, 2006.

Earnings Guidance
The company’s guidance for the year ending December 31, 2007 for earnings per diluted share and FFO per diluted share is set forth and reconciled below.

2007
(Low — High)
Projected net income per diluted share	$0.63 – 0.72
Add:
Minority interest	$0.03
Real estate depreciation and amortization	$1.15
Projected FFO per diluted share	$1.81 – 1.90
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Monday, November 6, 2006 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (866) 770-7125 (domestic) or (617) 213-8066 (international) with call ID number 38928140. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Monday, November 6, 2006 through midnight Pacific Time on Saturday, November 11, 2006 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 55127490.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.

BioMed’s real estate portfolio consists of 52 properties, representing 89 buildings with approximately 7.7 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Investments in real estate, net	$1,894,489	$1,129,371
Investment in unconsolidated partnership	2,445	2,483
Cash and cash equivalents	47,318	20,312
Restricted cash	6,100	5,487
Accounts receivable, net	4,616	9,873
Accrued straight-line rents, net	16,576	8,731
Acquired above market leases, net	8,018	8,817
Deferred leasing costs, net	127,141	136,640
Deferred loan costs, net	12,001	4,855
Prepaid expenses	5,981	2,164
Other assets	14,661	8,577

Total assets	$2,139,346	$1,337,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgage notes payable, net	$389,407	$246,233
Secured term loan	250,000	250,000
Unsecured exchangeable notes	175,000	—
Unsecured line of credit	—	17,000
Security deposits	6,556	6,905
Dividends and distributions payable	19,823	13,365
Accounts payable, accrued expenses, and other liabilities	34,565	23,012
Acquired below market leases, net	26,312	29,647

Total liabilities	901,663	586,162

Minority interests	19,596	20,673

Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, none issued or outstanding at September 30, 2006 and December 31, 2005, respectively	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 65,493,232 and 46,634,432 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	655	466
Additional paid-in capital	1,271,213	757,591
Accumulated other comprehensive income	6,435	5,922
Dividends in excess of earnings	(60,216)	(33,504)

Total stockholders’ equity	1,218,087	730,475

Total liabilities and stockholders’ equity	$2,139,346	$1,337,310

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Rental	$49,758	$28,593	$117,492	$62,821
Tenant recoveries	14,743	12,225	40,191	28,035
Other income	9	512	79	3,508

Total revenues	64,510	41,330	157,762	94,364

Expenses:
Rental operations	11,128	9,763	30,313	22,879
Real estate taxes	5,736	3,573	14,564	7,836
Depreciation and amortization	18,618	12,164	46,694	26,832
General and administrative	4,609	3,756	13,162	9,001

Total expenses	40,091	29,256	104,733	66,548

Income from operations	24,419	12,074	53,029	27,816

Equity in net income of unconsolidated partnership	20	20	62	91
Interest income	218	807	813	987
Interest expense	(13,346)	(7,422)	(30,383)	(15,645)

Income before minority interests	11,311	5,479	23,521	13,249

Minority interests in consolidated partnerships	15	45	115	219
Minority interests in operating partnership	(514)	(323)	(1,192)	(991)

Net income	$10,812	$5,201	$22,444	$12,477

Basic earnings per share	$0.18	$0.11	$0.42	$0.34

Diluted earnings per share	$0.18	$0.11	$0.42	$0.34

Weighted-average common shares outstanding:

Basic	60,477,672	46,287,617	52,822,498	36,406,068

Diluted	63,646,647	49,444,409	55,926,343	39,545,665

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
     The following table provides the calculation of our FFO and a reconciliation to net income (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$10,812	$5,201	$22,444	$12,477

Adjustments:

Minority interests in operating partnership	514	323	1,192	991
Depreciation and amortization — real estate assets	18,638	12,184	46,754	26,862

Funds from operations	$29,964	$17,708	$70,390	$40,330

Funds from operations per share — diluted	$0.47	$0.36	$1.26	$1.02

Weighted-average common shares outstanding — diluted	63,646,647	49,444,409	55,926,343	39,545,665

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.